Exhibit 10-X

                                [GRAPHIC OMITTED]

                                                        The American Road
                                                        P.O. Box 1899
                                                        Dearborn, Michigan 48121



                                                        December 3, 2001
Mr. W. W. Booker
P.O. Box 890
Dearborn, Michigan 48121

This will set forth the terms and conditions of the agreement between you and the Company under which the Company will secure your personal services as a consultant.


1. For the period January 1, 2002 through December 31, 2002, you will be available to the Company at mutually convenient times and places for consultation and representation of the Company with various business groups and boards and related activities.

2. As a condition of the Company's obligations under this agreement, during the period of this agreement, you will not, without written permission of the Company, engage in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or in any conduct that is inimical to the best interests of the Company.

3. You agree that any information received by you during the execution of your responsibilities for the Company in accordance with this agreement, which concerns the personal, financial or other affairs of the Company, will be treated in full confidence and will not be revealed to any other persons, firms or organizations.

4. As consideration for this agreement, the Company will, during the term of this agreement, pay you at the rate of $410 per hour. This rate shall not include time spent by you traveling in connection with an assignment. We expect that you will work an average 10 hours per month, but recognize that this may vary. You will be paid on a quarterly basis following your submission of a written invoice detailing the assignment, the time spent by you, the task completed by you and any reasonable expenses incurred by you in connection with the assignment. You may not delegate all or any portion of an assignment to anyone else without first obtaining written consent from the Company.

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5.   Both  you and  the  Company  agree  that  you  will  act as an  independent
     contractor  in  the   performance  of  the  duties  under  this  Agreement.
     Accordingly, you will be responsible for payment of all taxes, including Federal, State and local taxes, arising from activities in accordance with this contract.

6. During the term of this agreement, upon request and as available, visitor office space and a car will be provided at the Ford World Headquarters in Dearborn.

7. You will be reimbursed for reasonable business-related expenses and travel that we authorize you to take. In addition, you will retain your Remote Network Access (RNA) telephone access privileges and computer access within the Ford network for business purposes during the term of this agreement.

8. With the written concurrence of both parties, this agreement can be renewed annually.



If the foregoing is agreeable to you, please sign and return the enclosed copy of this letter. Upon our receipt, this letter will constitute an agreement between you and the Company, and it will be governed and construed in accordance with the laws of the State of Michigan. Any disputes arising out of this agreement shall be resolved through binding arbitration under the rules of the American Arbitration Association. The venue for any such dispute shall be Wayne County, Michigan.



                                                Ford Motor Company



                                                By:/s/Joe W. Laymon
                                                   ---------------------
                                                      Joe W. Laymon



AGREED:

/s/W. W. Booker
---------------------------
   W. W. Booker


  December 5, 2001
---------------------------
        Date